                                                                   EXHIBIT 11.1

                                GRANCARE, INC.

                      COMPUTATION OF NET INCOME PER SHARE
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                         (UNAUDITED, EXCEPT AS NOTED)

                                                                     NINE
                                                                 MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                ------------------------------- ---------------
                                  1995        1994      1993     1996    1995
                                ---------   --------- --------- ------- -------
                                (AUDITED)   (AUDITED) (AUDITED)
Primary
  Average shares outstanding...   23,170      21,294    16,248   23,250  23,235
  Net effect of conversion of
   stock options(1)............      317         695       699      546     556
  Net effect of conversion of
   warrants(1).................      307         642     1,258      225     435
                                 -------     -------   -------  ------- -------
    Total......................   23,794      22,631    18,205   24,021  24,226
                                 =======     =======   =======  ======= =======
  Net income...................  $20,564     $24,290   $14,804  $24,162 $13,274
  Less dividends on all
   preferred stock.............      --          --         52      --      --
                                 -------     -------   -------  ------- -------
    Net income applicable to
     common stock..............  $20,564     $24,290   $14,752  $24,162 $13,274
                                 =======     =======   =======  ======= =======
Net income per common share....  $  0.86     $  1.07   $  0.81  $  1.01 $  0.55
                                 =======     =======   =======  ======= =======
Fully diluted
  Average shares outstanding...   23,170      21,294    16,248   23,296  23,235
  Net effect of conversion of
   stock options(1)............      380         695       713      750     594
  Net effect of conversion of
   warrants(1).................      369         642     1,267      277     438
  Net effect of conversion of
   convertible securities(2)...      -- (3)    2,335     1,013    2,330     --
                                 -------     -------   -------  ------- -------
    Total......................   23,919      24,966    19,241   26,653  24,267
                                 =======     =======   =======  ======= =======
  Net income...................  $20,564     $24,290   $14,804  $24,162 $13,274
  Interest on convertible
   securities--net of tax......      -- (3)    2,496        25    1,916     --
                                 -------     -------   -------  ------- -------
    Total......................  $20,564     $26,786   $14,829  $26,078 $13,274
                                 =======     =======   =======  ======= =======
Net income per common share....  $  0.86     $  1.07   $  0.77  $  0.98 $  0.55
                                 =======     =======   =======  ======= =======

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(1) Computed using the treasury stock method.
(2) Computed using the "if-converted" method.
(3) The effect of convertible securities for 1995 is anti-dilutive and, therefore, is not included in the fully diluted earnings per share calculation.